Exhibit 1.2

Execution Version

January 14, 2025

STRICTLY CONFIDENTIAL

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, Florida 34103

Attn: Joseph Tucker, Ph.D., Chief Executive Officer

Dear Mr. Tucker:

Reference is made to the engagement letter (the “Engagement Letter”), dated December 8, 2024, by and between Enveric Biosciences, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive agent, advisor or underwriter in any Offering of Securities of the Company during the “Term” (as defined in the Engagement Letter). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter.

The Company and Wainwright hereby agree, solely in connection with the Offering of the Company’s equity securities contemplated by the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or about the date hereof, to amend and restate clause (b) of Paragraph A.3 of the Engagement Letter as follows:

“(b) $25,000 for non-accountable expenses;”

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this amendment and shall not be in any way changed, modified or superseded except as set forth herein.

This amendment shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. This amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this amendment shall constitute a binding agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:
Name:
Title:

Accepted and Agreed:

Enveric Biosciences, Inc.

By:
Name:
Title: